TRADUCCIÓN PÚBLICA
SWORN TRANSLATION

FIFTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS
TO THE CORPORATE SERVICES MASTER AGREEMENT

Agreement made in the City of Buenos Aires on the 15th day of October of 2012 by and between:

(i) CRESUD S.A.C.I.F. y A., domiciled at Moreno 877, Piso 23 in the Autonomous City of Buenos Aires, represented hereat by Messrs Eduardo Sergio ELSZTAIN and Saúl ZANG in their capacities as Attorneys-in-fact (hereinafter “CRESUD”) as party of the one part;

(ii) Alto Palermo S.A. (APSA), domiciled at Moreno 877, Piso 22 in the Autonomous City of Buenos Aires, represented hereat by Messrs Alejandro Gustavo ELSZTAIN and David Alberto PEREDNIK in their capacities as Attorneys-in-fact (hereinafter “APSA”), as party of the second part, and

(iii) IRSA Inversiones y Representaciones Sociedad Anónima, domiciled at Bolívar 108, Piso 1º in the Autonomous City of Buenos Aires and having established domicile for purposes hereof at Moreno 877, Piso 22 in the Autonomous City of Buenos Aires, represented hereat by Messrs Oscar Pedro BERGOTTO and Gastón Armando LERNOUD in their capacities as Attorneys-in-fact, as party of the third part (hereinafter “IRSA” and collectively with CRESUD and APSA designated as “THE PARTIES”).

WHEREAS:

(i) On June 30, 2004 THE PARTIES executed a Master Agreement for the Exchange of Corporate Services (hereinafter “the Master Agreement”);

(ii) On August 23, 2007 THE PARTIES executed the first Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “First Agreement”), whereby certain amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases, and new Individually Responsible Persons were appointed;

(iii) On August 14, 2008 and November 27, 2009, THE PARTIES executed the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Second Agreement”) and the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Third Agreement”), respectively, whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(iv) On March 12, 2010, THE PARTIES executed an Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Addendum”) whereby THE PARTIES agree to unify in CRESUD the services of the Area of Exchange of Corporate Services, to the effect of which the employment agreements of most of the employees of such areas were transferred and the procedure to allocate the costs of potential labor expenses arising from retirement of employees was established;

(v) On July 11, 2011, THE PARTIES executed the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fourth Agreement”, and together with the First Agreement, the Second Agreement and the Third Agreement, the “Agreements”), whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(vi) THE PARTIES have implemented the Master Agreement based on an Implementation Manual updated by Deloitte & Co. S.R.L., (hereinafter “Deloitte”) on February 11, 2008;

(vii) In accordance with the recommendations made by Deloitte on its semi-annual reports, new operational changes have been implemented in the Areas of Exchange of Corporate Services and the Cost Distribution Bases starting in July 2011, which THE PARTIES wish to acknowledge in writing;

(viii) THE PARTIES have submitted the content of the FIFTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS TO THE CORPORATE SERVICES MASTER AGREEMENT (hereinafter the “Fifth Agreement”) to the consideration of their respective Audit Committees;

(ix) The Board of Directors of APSA approved the Fifth Agreement in the meeting held on October 2, 2012, and the Board of Directors of CRESUD and IRSA approved it at the meeting held on October 3, 2012;

NOW IN CONSIDERATION OF THE FOREGOING, THE PARTIES hereby agree to execute this Fifth Agreement subject to the following terms and conditions:

ONE: THE PARTIES ratify that the Areas (as defined in the Master Agreement) and the calculation method applicable to the Exchange of Operational Services (also as defined in the Master Agreement) have been changed as from the dates listed below, amending therefore Exhibits I and II, as amended by the Agreements, to the Master Agreement as per the following detail:

(i) Starting in July 2011, a decision was made to include the Environment and Quality Department within the Technical, Infrastructure and Services, Purchases, Architecture and Design and Development and Works Area, and to amend Exhibit II accordingly such that as from July 2011, it shall be made up as detailed in the new Exhibit II;

(ii) Starting in July 2011, a decision was made to exclude the IT Security sector from the Area of Audit and Control of the Areas of Exchange, and as from the same date, it has been included as a Subdivision of the Systems and Technology Department in the Administration and Control Area. As described in this item (ii), Exhibit II was amended so that as from July 2011, it shall be made up as detailed in the new Exhibit II;

(iii) Starting in July 2011, a decision was made to exclude the Risk and Regulatory Fulfillment Department from the Audit and Control Area. In addition, it has been decided that, as of such date, the distribution method of the Master Data Department of the Audit and Control Area shall be modified. As a result of the decision adopted in this point (iii), it was further decided to modify Exhibit II such that as from July 2011 it shall be made up as detailed in the new Exhibit II;

(iv) Starting in July 2011, a decision was made to modify the distribution method applicable to the Administration and Control Area, and the Accounting and Administrative Operations, Budget and Management Control, and Special Projects and Control Departments within such Area, in a manner such that as from that date, Exhibit II shall be made up as detailed in the new Exhibit II;

(v) Starting in July 2011, a decision was made to modify the distribution method applicable to the Contracts Area, and to modify Exhibit II in a manner such that as from such date it shall be made up as detailed in the new Exhibit II.

(vi) Starting in July 2011, a decision was made to modify the distribution method applicable to Financial Risk and Business Analysis Departments of the Finance Area, and to modify Exhibit II in a manner such that as from July 2011, it shall be made up as detailed in the new Exhibit II.

(vii) Starting in July 2011, a decision was made to incorporate the Public Affairs Area into the Areas of Exchange, and to modify Exhibit I and Exhibit II in a manner such that as from such date, it shall be made up as detailed in the new Exhibit I and Exhibit II.

(viii) Starting in January 2012, a decision was made to modify the distribution method applicable to the Investor Relations Department of the Finance Area so that as of such date, it shall be made up as detailed in the new Exhibit II; and

(ix) Starting in January 2012, a decision was made to exclude the Master Data sector from the Audit and Control Area, and to incorporate it as a Subdivision of the Systems and Technology Department of the Administration and Control Area, and to modify Exhibit II such that as from such date it shall be made up as detailed in the new Exhibit II.

In consideration of the foregoing, the PARTIES hereby put on record that, subject to the clarifications detailed in the preceding sub-sections and for purposes of updating Exhibits I and II, they shall read as hereto attached.

TWO: THE PARTIES confirm that Daniel E. Mellicovsky, Cedric Bridger and Abraham Perelman continue to be the Individually Responsible Persons on behalf of Cresud, IRSA and APSA, respectively.

THREE: THE PARTIES agree that the costs related to the employees acting in the new Area included pursuant to this Fifth Agreement, shall be governed in accordance with the terms and conditions set forth in the Master Agreement and the Addendum.

FOUR: THE PARTIES represent that all the sections of the Master Agreement, the Agreements and the Addendum that have not been amended pursuant to this Fifth Agreement continue to be fully in force.

In witness whereof, this Agreement is executed in three (3) copies of the same tenor and to a single effect in the place and on the date first written.

CRESUD S.A.C.I.F.y A.	CRESUD S.A.C.I.F.y A.
/s/ Eduardo Sergio Elsztain	/s/ Saúl Zang
Eduardo Sergio Elsztain	Saúl Zang
Attorneys-in-fact	Attorneys-in-fact

IRSA Inversiones y Representaciones Sociedad Anónima	IRSA Inversiones y Representaciones Sociedad Anónima
/s/ Oscar Pedro Bergotto	/s/ Gaston Armando Lernoud
Oscar Pedro Bergotto	Gaston Armando Lernoud
Attorneys-in-fact	Attorneys-in-fact

Alto Palermo S.A. (APSA)	Alto Palermo S.A. (APSA)
/s/ Alejandro Gustavo Elsztain	/s/ David Alberto Perednik
Alejandro Gustavo Elsztain	Name David Alberto Perednik
Attorneys-in-fact	Attorneys-in-fact

Exhibit I

Description of Corporate Services Exchange Areas

Human Resources

The Human Resources sector renders to the Parties the service consisting in Human Resources Administration; Human Resources Management; Safety, Hygiene and Environment at the workplace, Organizational Culture Management and Project Management. Within the main activities of the sector we may mention payroll calculation activities, personnel administration, labor relationships, selection and training, remunerations and benefits, internal communication, third party control, etc.

Finance

The Finance sector renders to THE PARTIES the service consisting in Investor Relations, Capital Markets, Financial Risk, Business Analysis and Management of Financial Transactions.

Institutional Relations

The Institutional Relations sector renders to THE PARTIES the service consisting in the development and control of advertising, broadcasting and marketing actions, relations with the media, preparation of articles, brochures and related activities.

Administration and Control

The Administration and Control sector controls all the accounting transactions of THE PARTIES. It is responsible for the companies’ management control and budget, and its main activities consist in the preparation of the financial statements, tax management, supervision of accounts payable and collections. Furthermore, it renders the service consisting in maintaining, supporting and updating the IT structure.

Insurance

The Insurance sector is in charge of managing THE PARTIES’ assets’ coverage by negotiating, acquiring and monitoring insurance policies, dealing with claims in terms of coverage, collection, etc.

Errand Running Service

The Errand Running Service renders to THE PARTIES the service consisting in sending and distributing internal and external documentation, menial procurements, going on errands, etc.

Safety

The Safety sector renders to THE PARTIES the surveillance service.

Contracts

The Contracts sector renders to THE PARTIES the service consisting in aid to the preparation, analysis and response to legal briefs, agreements, official letters, etc.

Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works

The Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works sector renders to THE PARTIES the services consisting in operational coordination of the following sectors: Architecture and Design; Works Development; Purchases and Hirings; and Technical, Infrastructure and Services.

Real Estate

The Real Estate sector renders to THE PARTIES the services consisting in sales and acquisitions of real estate, except for real estate assigned to the agricultural business.
It monitors the properties considered to be “land reserves” and takes part in the businesses arising from governmental grants (exploitation concessions and private initiatives).

Hotels and Tourism

The Hotels and Tourism sector renders to THE PARTIES the services consisting in the integration of the different areas of hotels along with their business relations.
It carries out activities to optimize and control hotels’ management and organization.
It carries out activities aimed at leading tourists to visit and consume in shopping centers.

Audit and Control

The Audit and Control sector renders to THE PARTIES the services of Prevention of corporate fraud; THE PARTIES’ Internal Audit and the Sarbanes-Oxley Process Management.

Board of Directors to be Distributed

The Board of Directors to be Distributed sector includes the employees performing activities of support and assistance to the Parties’ Board of Directors.

General Management Department to be Distributed

The General Management Department to be Distributed sector includes employees performing activities of support and assistance to the Parties’ General Management Departments.

Board of Directors’ Safety

The Board of Directors’ Safety sector renders to the Parties the service consisting in comprehensive safety for the main officers acting in their Board of Directors.

Public Affairs

The Public Affairs sector renders to THE PARTIES the services of management of the public affairs related to the Company’s businesses.

Exhibit II
Cost Distribution Bases

Corporate Departments	Department	Division / Subdivision	Distribution Method
Human Resources	Human Resources		By headcount (non-corporate personnel) and weighting the percentages of other areas (corporate personnel).
Project Management
Project Quality
Safety and Hygiene
Finance	Capital Markets
Each one of the Departments included within it is weighted at 20%.
Investors Relations: Number of business highlights during the semester, number of result announcements, number of meetings with investors (current or potential) to discuss the companies’ business and strategy, number of active coverages, number of result conferences, the complexity of the website of each company, number of relevant facts published in the Argentine Securities and Exchange Commission and the US Securities and Exchange Commission, and number of Roadshows (Deal o Non-Deal). All items involved are weighted in equal parts.
Capital Markets: Amount of financial transactions conducted in the period weighted at 70% and the remaining 30% corresponds to updates of offering memoranda and “horizontal” works (20F, annual reports, Press Release, etc.)
Financial Risk: Time invested in the duties performed.
Financial Administration: Total assets weighted at 40% and total liabilities weighted at 60%. The resulting percentage shall be weighted at 80% over the total. The remaining 20% will correspond to the percentage that each company consummates over the total inquiries for special transactions.
Business Analysis: Number of projects.

Relations with Investors
Financial Risk
Financial Administration
Business Analysis
Institutional Relations	Institutional Relations		Tasks performed and the time spent in each.
Administration and Control
Each one of the sectors comprising the Department is weighted as described below:
24,5% Accounting and Administrative Operations; 24,5% Taxes; 24,5% Budget and Management Control; 24,5% Systems and Technology and 2% Special Projects and Control
	Accounting and Administrative Operations (Weighted from the Divisions and Subdivisions within the Department)	Accounting and Reporting	Number of companies per group, receipts per company and weighting of basic income per company.
		Administrative Operations	Income receipts, expenses receipts.
	Taxes		Salaries are weighted according to the position and tasks performed (per company and in equal shares)
	Budget and Management Control (Actual income per company)	Budget and Management Control – Global	Actual income per company. (Real data are obtained annually based on the published financial statements).
		Budget and Management Control – Real Estate	IRSA’s and APSA’s actual income.
		Budget and Management Control - Agricultural	Revenues from production and income from agricultural sales.
	Special Projects and Control		Salaries are weighted based on the position and the tasks performed (per company and in equal parts).
	Systems and Technology (based on the allocation of resources).	Quality of Processes	Tasks performed and time spent in each.
		IT Security	Weighting of time spent in each task.
		Master Data	Number of transactions processed by each company.
Insurance	Insurance		Insured amounts and volume of losses (in units). Both variables weighted in equal shares (50%).
Errand Running Service	Errand Running Service		Number of errands run.
Safety	Safety		Per hour.
Contracts	Contracts		Number of contracts executed.
Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works Department An average is obtained from the Departments reporting to it.	Technical, Infrastructure and Services (Weighted average of the Departments reporting to it)	Planning and Control	Weighted average of the areas under the supervision of the TIS Department.
		Logistics	Weighted between directly assigned personnel and centralized personnel distributed per square meter of the real property (IRSA and APSA) and time spent in tasks (CRESUD).
		Distributed Operations	Square meters of real property held, operated and to which maintenance services are provided (IRSA and APSA) and time spent in tasks (CRESUD).
		Architecture	IRSA/APSA: Personnel distributed per surface area and number of stores.
		Third parties' services	Square meters of common areas to which services are provided (IRSA and APSA) and time spent in tasks (CRESUD).
		Traveling Personnel	Maintenance hours (IRSA and APSA) and time spent in tasks (CRESUD).
		Engineering and Maintenance	Square meters of real property held, to which maintenance, engineering and other services are provided (IRSA and APSA) and time spent in tasks (CRESUD).
	Purchases and Hirings		Purchase orders with weighted volume and amounts thereof.
	Development and Works		Tasks performed and time spent in each.
	Architecture and Design		Completed projects.
	Environment and Quality		Number of case files submitted with the enforcing authority, and time spent in the follow-up and control thereof.
Real Estate	Real Estate		Salaries are weighted according to the position and tasks performed (per companies and in equal shares).
Hotels and Tourism	Hotels and Tourism		Salaries are weighted according to the position and tasks performed (per companies and in equal shares).
Audit and Control Time spent in each task.	Fraud		Weighting of the time spent in each task.
	Internal Audit		Weighting of the time spent in each task.
	SOX Regulations		Weighting of the time spent in each task.
Board of Directors to be Distributed	Board of Directors to be Distributed		Proportional among the three companies
General Management Department to be Distributed	General Management Department to be Distributed		Proportional among the three companies
Board of Directors’ Safety	Board of Directors’ Safety		Proportional among the three companies.
Public Affairs			Proportional among the three companies.

THIS DOCUMENT, CONSISTING OF 10 (ten) PAGES, IS A TRUE AND ACCURATE TRANSLATION into English of the document in Spanish I have had before me in Buenos Aires, on this 19th day of October, 2012.

[For authentication purposes only:]
ESTE DOCUMENTO, COMPUESTO DE 10 (diez) PÁGINAS, ES TRADUCCIÓN FIEL al inglés del documento adjunto redactado en idioma castellano que he tenido ante mí y al cual me remito en Buenos Aires, a los 19 días de octubre de 2012.